Exhibit 99.1

PRESS RELEASE

Contact Information:

Joseph W. Kennedy, Senior Vice President/CFO

Georgetown Bancorp, Inc.

978-352-8600

joe.kennedy@georgetownbank.com

Georgetown Bancorp, Inc. Reports Continued Profitability Trends for the Three and Six Months Ended

June 30, 2012

GEORGETOWN, MASSACHUSETTS, July 27, 2012 —

Georgetown Bancorp, Inc. (NASDAQ: GTWND) (the “Company”), holding company for Georgetown Savings Bank (the “Bank”), reported net income for the three months ended June 30, 2012 of $135,000, or $.05 per basic and diluted share, compared to a net loss of $20,000, or $.01 per basic and diluted share, for the three months ended June 30, 2011. Net income for the six months ended June 30, 2012 was $288,000, or $.11 per basic and diluted share, compared to net income of $312,000, or $.12 per basic and diluted share, for the six months ended June 30, 2011.

Robert E. Balletto, President and Chief Executive Officer, said, “The Company’s asset quality remained stable, as non-performing assets to total assets was .99% at June 30, 2012, compared to 1.00% at March 31, 2012. As we continue to execute our strategic plan, which includes the judicious development of our commercial lending business, we remain focused on maintaining high asset quality and enhancing long-term shareholder value.”

Georgetown Bancorp, Inc.

Selected Financial Data

	At or for the	At or for the
	Period Ended	Year Ended
	June 30, 2012	December 31, 2011
	(Dollars in thousands, except share data)
Selected Financial Condition Data:
Total assets	$214,580	$199,375
Cash and cash equivalents	40,274	19,083
Loans receivable, net	151,328	161,120
Allowance for loan losses	1,553	1,824
Investment securities (1)	9,121	6,496
Deposits	166,594	151,085
Borrowings	25,100	25,694

Total stockholders’ equity	20,711	20,329
Stockholders’ equity to total assets at end of period	9.65%	10.20%
Total shares outstanding	2,694,341	2,680,455

Asset Quality Data:
Total non-performing loans	$1,847	$3,133
Other real estate owned	283	30
Total non-performing assets	2,130	3,163
Non-performing loans to total loans	1.21%	1.92%
Non-performing assets to total assets	0.99%	1.59%
Allowance for loan losses to non-performing loans	84.08%	58.22%
Allowance for loan losses to total loans	1.02%	1.12%
Loans charged off	$371	$788
Recoveries on loans previously charged off	5	12

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(Dollars in thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$2,256	$2,777	$4,577	$5,574
Interest expense	447	646	949	1,316
Net interest income	1,809	2,131	3,628	4,258
Provision for loan losses	31	681	95	745
Net interest income after provision for loan losses	1,778	1,450	3,533	3,513
Non-interest income	329	198	612	424
Non-interest expense	1,905	1,707	3,710	3,466
Income (loss) before income taxes	202	(59)	435	471
Income tax provision (benefit)	67	(39)	147	159
Net income (loss)	$135	$(20)	$288	$312

Net income (loss) per share: basic	$0.05	$(0.01)	$0.11	$0.12
Net income (loss) per share: diluted	$0.05	$(0.01)	$0.11	$0.12

Net income (loss) per share: basic (2)	$0.07	$(0.01)	$0.15	$0.16
Net income (loss) per share: diluted (2)	$0.07	$(0.01)	$0.15	$0.16

Performance Ratios:
Return on average assets	0.27%	-0.04%	0.29%	0.31%
Return on average equity	2.66%	-0.41%	2.83%	3.20%
Interest rate spread	3.57%	4.24%	3.59%	4.18%
Net interest margin	3.74%	4.46%	3.76%	4.40%
Efficiency ratio (3)	89.04%	73.31%	87.49%	74.03%
Non-interest expense to average total assets	3.75%	3.38%	3.68%	3.40%

(1) Does not include Federal Home Loan Bank Stock of $2.9 million.

(2) Adjusted to reflect 0.72014 exchange ratio in connection with second-step conversion completed July 11, 2012.

(3) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

About Georgetown Bancorp, Inc.

Georgetown Bancorp, Inc. is the holding company for Georgetown Savings Bank. Georgetown Savings Bank, with branch offices in Georgetown, North Andover and Rowley, Massachusetts, is committed to making a positive difference in the communities we serve. We strive to deliver exceptional personal service at all times and to help each of our customers achieve their unique financial goals through a competitive array of commercial and consumer banking services. To learn more about Georgetown Savings Bank, visit www.georgetownbank.com or call 978-352-8600.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or the Bank to effectively manage its growth, and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the final Prospectus filed in connection with our second-step conversion and Current Reports on Form 8-K.

END